Fresh Del Monte Produce Inc. Fresh Del Monte Produce Inc. Reports Fourth Quarter and Full Fiscal Year 2024 Financial Results
Fresh and Value-Added Products for Fiscal 2024: Net Sales 5% Higher, Gross Margin 9.3% versus 6.8% in the Prior Year

Long-Term Debt Reduced by $156 Million or 39% to $244 Million at the End of Fiscal Year 2024

Company Increased Quarterly Dividend for the Third Consecutive Year

CORAL GABLES, FL. - February 24, 2025 - Fresh Del Monte Produce Inc. (NYSE: FDP), ("Fresh Del Monte" or the "Company") today reported financial results for the fourth quarter and the full fiscal year ended December 27, 2024.

"Our full-year 2024 results reflect the effectiveness of our strategic focus and operational improvements. This success, achieved despite facing several challenges in 2024, was primarily driven by the exceptional performance of our fresh and value-added products segment, particularly pineapples, avocados, and fresh-cut fruit, which continue to fuel our growth and deliver strong gross margins for the Company,” said Mohammad Abu-Ghazaleh, Fresh Del Monte’s Chairman and Chief Executive Officer. "Other notable 2024 performance highlights include a reduction in long-term debt, driven by strong cash flow, and a quarterly dividend increase for the third consecutive year. Building on this momentum and focusing on our core strengths, we remain committed to expanding key segments and delivering sustainable value for our shareholders."

Financial highlights for the fourth quarter 2024:

Net sales for the fourth quarter of 2024 were $1,013.2 million compared with $1,008.6 million in the prior-year period. The increase in net sales was driven by higher net sales in the Company's fresh and value-added products segment, primarily due to higher per unit selling prices. The increase was partially offset by a decrease in net sales in the banana segment due to lower per unit selling prices and reduced sales volume, as well as lower net sales in the Company's other products and services segment.

Gross profit for the fourth quarter of 2024 was $68.7 million compared with $62.5 million in the prior-year period. The increase in gross profit was principally driven by higher net sales in the Company's fresh and value-added products segment, partially offset by lower per unit selling prices and reduced sales volume in the banana segment, along with higher per unit production and procurement costs.

Adjusted gross profit(1) for the fourth quarter of 2024 was $68.9 million compared with $56.2 million in the prior-year period. Adjusted gross profit for the fourth quarter excludes $0.2 million of other product-related charges, primarily related to inventory write-offs incurred due to flood damage at the Company's melon farms in Costa Rica. In the prior-year period, Adjusted gross profit excluded other product-related charges (credits), which primarily consisted of $6.9 million of insurance recoveries related to severe flooding in the Company's Greece production facility in 2023, partially offset by inventory write-offs of $0.6 million due to rerouting of shipments as a result of the conflict in the Red Sea.

Operating income for the fourth quarter of 2024 was $30.3 million compared with an operating loss of $113.4 million in the prior-year period. The notable change in operating income is primarily attributable to a $133.8 million non-cash asset impairment charge in the prior-year period, primarily pertaining to long-lived assets in the Company's Mann Packing operations and goodwill in its prepared foods reporting unit. The one-time accounting adjustment significantly impacted the prior year’s results.

Adjusted operating income(1) for the fourth quarter of 2024 was $17.1 million compared with $12.0 million in the prior-year period.

(1) Non-GAAP financial measure. Reconciliations and other information required by Regulation G can be found below under "Non-GAAP Measures."
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Adjusted operating income excludes the above-mentioned $0.2 million other product-related charges, $2.9 million in asset impairment and other charges, net, primarily due to impairments related to damaged and unused housing at farms in Costa Rica and goodwill associated with the Company's vegetable reporting unit, and a gain on asset sales of $16.3 million, primarily related to the sale of a Canadian distribution center and certain assets of Fresh Leaf Farms in the Company's North America operations. In the prior-year period, Adjusted operating income excluded the above-mentioned non-cash impairment of $133.8 million, a $6.3 million other product-related credit, and a gain on an asset sale of $2.1 million related to the sale of vehicles in the Middle East.

FDP net income(2) for the fourth quarter of 2024 was $20.4 million compared with FDP net loss of $106.4 million in the prior-year period and Adjusted FDP net income(1) was $12.3 million compared with $11.8 million in the prior-year period. Adjusted FDP net income for the fourth quarter of 2024, and prior-year period, excludes the above-mentioned other product-related charges, asset impairment and other charges, net, and gain on sale of assets, net of tax effect.

Financial highlights for the full fiscal year 2024:

For full fiscal year 2024, net sales were $4,280.2 million compared with $4,320.7 million in the prior-year period. The decrease in net sales was primarily due to lower sales volume and per unit selling prices in the Company's banana segment, as well as the negative impact of exchange rate fluctuations, primarily versus the Japanese yen and Korean won, compared with the prior-year period. The decrease was partially offset by higher per unit selling prices and sales volume in the Company's fresh and value-added products segment.
For full fiscal year 2024, gross profit was $357.9 million compared with $350.7 million in the prior-year period. The increase in gross profit was primarily driven by higher net sales in the Company's fresh and value-added products segment, along with lower ocean freight costs, partially offset by lower net sales in the Company's banana segment, higher production and procurement costs, and the negative impact of fluctuations in exchange rates, primarily related to the Costa Rican colon and Japanese yen.
For full fiscal year 2024, Adjusted gross profit was $358.9 million compared with $354.5 million in the prior-year period. Adjusted gross profit for full fiscal year 2024 excludes $1.0 million of other product-related charges, primarily related to $1.2 million of severance charges from the outsourcing of certain functions in the Company's fresh and value-added operations, and $1.0 million of additional logistic costs and inventory write-offs incurred as a result of Hurricane Beryl during July 2024. These were partially offset by a $1.7 million insurance recovery associated with severe flooding in the Company's Greece production facility in 2023. Adjusted gross profit in the prior-year period excluded other product-related charges of $3.8 million, primarily related to $1.5 million of inventory write-offs due to the sale of two distribution centers in Saudi Arabia, $1.4 million of inventory write-offs and clean-up costs, net of insurance recoveries, tied to the flooding in Greece, and $0.6 million of inventory write-offs due to rerouting of shipments as a result of the conflict in the Red Sea.
For the full fiscal year 2024, operating income was $196.3 million compared with $58.5 million in the prior-year period. The increase in operating income was primarily driven by lower asset impairment charges and higher gross profit, partially offset by higher selling, general and administrative expenses compared to the prior-year period.
For the full fiscal year 2024, Adjusted operating income was $158.6 million compared with $165.3 million in the prior-year period. The comparison excludes the above-mentioned other product-related charges, asset impairment charges, and gains on asset sales. The year-over-year decrease in Adjusted operating income was primarily driven by higher selling, general and administrative expenses.
For the full fiscal year 2024, FDP net income was $142.2 million compared with a net loss of $11.4 million in the prior-year period and Adjusted FDP net income was $116.2 million compared with $101.7 million in the prior-year period. Adjusted FDP net income for the full fiscal year 2024, and prior-year period, excludes the above-mentioned other product-related charges, asset impairment and other charges and gain on sale of assets, net of tax effect.
(2) "FDP net income/loss" as referenced throughout this release is defined as Net income/loss attributable to Fresh Del Monte Produce Inc.

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Fourth Quarter and Full Fiscal Year 2024 Business Segment Performance and Selected Financial Data
(As reported in business segment data)

	Fresh Del Monte Produce Inc. and Subsidiaries
	Business Segment Data
	(U.S. dollars in millions, except for Gross Margin) - (Unaudited)

	Quarters ended
	December 27, 2024					December 29, 2023
Segment Data:
	Net Sales		Gross Profit		Gross Margin	Net Sales		Gross Profit		Gross Margin

Fresh and value-added products	$612.3	61%	$46.1	67%	7.5%	$582.8	57%	$22.0	35%	3.8%
Banana	356.8	35%	14.0	20%	3.9%	379.6	38%	37.6	60%	9.9%
Other products and services	44.1	4%	8.6	13%	19.5%	46.2	5%	2.9	5%	6.3%
	$1,013.2	100%	$68.7	100%	6.8%	$1,008.6	100%	$62.5	100%	6.2%

	Years ended
	December 27, 2024					December 29, 2023
Segment Data:
	Net Sales		Gross Profit		Gross Margin	Net Sales		Gross Profit		Gross Margin

Fresh and value-added products	$2,606.9	61%	$243.3	68%	9.3%	$2,477.8	57%	$167.3	48%	6.8%
Banana	1,475.9	34%	86.8	24%	5.9%	1,638.2	38%	163.3	47%	10.0%
Other products and services	197.4	5%	27.8	8%	14.1%	204.7	5%	20.1	5%	9.8%
	$4,280.2	100%	$357.9	100%	8.4%	$4,320.7	100%	$350.7	100%	8.1%

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Fourth Quarter 2024 Business Segment Performance
Fresh and Value-Added Products
Net sales for the fourth quarter of 2024 increased $29.5 million, or 5%, to $612.3 million compared with $582.8 million in the prior-year period. The increase in net sales was primarily driven by higher per unit selling prices and sales volume in the Company's avocado product line, as well as higher per unit selling prices in its pineapple product line due to increased demand of the specialty pineapples, Honeyglow® and Pinkglow®. Additionally, there was higher sales volume and higher per unit selling prices in the Company's fresh-cut fruit product line. The increase was partially offset by lower net sales in its prepared food and vegetable product lines due to lower sales volume, as well as lower per unit selling prices in the Company's fresh-cut vegetable product line.
Gross profit for the fourth quarter of 2024 was $46.1 million compared with $22.0 million in the prior-year period. The increase in gross profit was primarily driven by higher net sales and lower per unit production costs in the Company's pineapple and fresh-cut product lines, partially offset by higher distribution and ocean freight costs. Gross margin increased to 7.5% compared with 3.8% in the prior-year period.
Banana
Net sales for the fourth quarter of 2024 were $356.8 million compared with $379.6 million in the prior-year period. The decrease in net sales was primarily driven by lower sales volume in North America, partially offset by higher sales volume in the Middle East.

Gross profit for the fourth quarter of 2024 was $14.0 million compared with $37.6 million in the prior-year period. The decrease in gross profit was primarily due to lower net sales and higher per unit production and procurement costs, offset by lower distribution and ocean freight costs. Gross margin decreased to 3.9% compared with 9.9% in the prior-year period.

Other Products and Services

Net sales for the fourth quarter of 2024 were $44.1 million compared with $46.2 million in the prior-year period. The decrease in net sales was primarily due to lower net sales in the Company's third-party ocean freight services business.

Gross profit for the fourth quarter of 2024 was $8.6 million compared with $2.9 million in the prior-year period. The increase in gross profit was primarily due to lower per unit production costs in the Company's poultry and meats business. Gross margin increased to 19.5% compared with 6.3% in the prior-year period.

Full Fiscal Year 2024 Business Segment Performance and Selected Financial Data (continued)
(As reported in business segment data)
Fresh and Value-Added Products

Net sales for full fiscal year 2024 were $2,606.9 million compared with $2,477.8 million in the prior-year period. The increase in net sales was primarily a result of higher per unit selling prices and sales volume in the Company's avocado and pineapple product lines due to stronger demand, as well as higher sales volume in the Company's melon product line. The increase was partially offset by lower net sales in the Company's vegetable and fresh-cut fruit product lines due to lower sales volume, and the unfavorable impact of fluctuations in exchange rates, primarily due to a weaker Japanese yen and Korean won.
Gross profit for full fiscal year 2024 was $243.3 million compared with $167.3 million in the prior-year period. The increase in gross profit was primarily driven by higher net sales and lower per unit production costs in the Company's pineapple, fresh-cut fruit and fresh-cut vegetables product lines, partially offset by the negative impact of fluctuations in exchange rates, primarily due to a stronger Costa Rican colon. Gross margin increased to 9.3% compared with 6.8% in the prior-year period.

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Banana
Net sales for full fiscal year 2024 were $1,475.9 million compared with $1,638.2 million in the prior-year period. The decrease in net sales was primarily due to lower sales volume in North America, driven by competitive market pressures, lower sales volume in Asia due to decreased supply from the Philippines as a result of weather-related events, and the negative impact of exchange rate fluctuations, primarily due to a weaker Japanese yen and Korean won.
Gross profit for full fiscal year 2024 was $86.8 million compared with $163.3 million in the prior-year period. The decrease in gross profit was primarily due to lower net sales, higher per unit production and procurement costs, and the negative impact of fluctuations in exchange rates due to a stronger Costa Rican colon, partially offset by lower per unit ocean freight and distribution costs. Gross margin decreased to 5.9% compared with 10.0% in the prior-year period.
Other Products and Services
Net sales for full fiscal year 2024 were $197.4 million compared with $204.7 million in the prior-year period. The decrease in net sales was primarily due to the sale of the Company's plastics subsidiary during the prior-year period, partially offset by higher net sales in the poultry and meats business, driven by an increase in per unit selling prices.
Gross profit for full fiscal year 2024 was $27.8 million compared with $20.1 million in the prior-year period. The increase in gross profit was primarily due to higher net sales and lower per unit production costs in the Company's poultry and meats business, partially offset by lower net sales in its third-party ocean freight services business. Gross margin increased to 14.1% compared with 9.8% in the prior-year period.
Cash Flows
Net cash provided by operating activities for full fiscal year 2024 was $182.5 million, compared with $177.9 million in the prior-year period. The increase in net cash provided by operating activities was principally attributable to current year working capital fluctuations, primarily from higher levels of accounts payable and accrued expenses compared to the prior year, due to the timing of period-end payments to suppliers.
Long Term Debt
Long term debt as of the end of 2024 decreased to $244.1 million from $400.0 million as of the prior-year end.
Quarterly Cash Dividend
On February 21, 2025, the Company's Board of Directors declared an increase to the quarterly cash dividend to $0.30 per share, payable on March 28, 2025, to shareholders of record on March 10, 2025.
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Fresh Del Monte Produce Inc. and Subsidiaries
Consolidated Statements of Operations
(U.S. dollars in millions, except share and per share data) - (Unaudited)

	Quarter ended		Year ended

Statement of Operations:	December 27, 2024	December 29, 2023	December 27, 2024	December 29, 2023
Net sales	$1,013.2	$1,008.6	$4,280.2	$4,320.7
Cost of products sold	944.3	952.4	3,921.3	3,966.2
Other product-related charges (credits)	0.2	(6.3)	1.0	3.8
Gross profit	68.7	62.5	357.9	350.7
Selling, general and administrative expenses	48.4	44.2	196.9	186.7
Gain on disposal of property, plant and equipment, net	12.9	2.1	39.5	37.9
Asset impairment and other charges, net	2.9	133.8	4.2	143.4
Operating income (loss)	30.3	(113.4)	196.3	58.5
Interest expense	3.6	3.7	18.4	24.1
Interest income	0.5	0.3	1.2	1.4
Other expense (income), net	3.2	(3.5)	8.4	19.3
Income (loss) before income taxes	24.0	(113.3)	170.7	16.5
Income tax provision (benefit)	3.6	(6.8)	29.1	18.1
Net income (loss)	$20.4	$(106.5)	$141.6	$(1.6)
Less: Net income (loss) attributable to redeemable and noncontrolling interests	—	(0.1)	(0.6)	9.8
Net income (loss) attributable to Fresh Del Monte Produce Inc.	$20.4	$(106.4)	$142.2	$(11.4)
Earnings (loss) per share(1):
Basic	$0.43	$(2.22)	$2.97	$(0.24)
Diluted	$0.42	$(2.22)	$2.96	$(0.24)
Dividends declared per ordinary share	$0.25	$0.20	$1.00	$0.75
Weighted average number of ordinary shares:
Basic	47,939,455	47,868,948	47,876,129	47,979,143
Diluted	48,257,648	47,868,948	48,040,005	47,979,143
(1) Earnings per share ("EPS") is calculated based on Net income (loss) attributable to Fresh Del Monte Produce Inc.
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Fresh Del Monte Produce Inc. and Subsidiaries
Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	December 27, 2024	December 29, 2023
Assets
Current assets:
Cash and cash equivalents	$32.6	$33.8
Trade accounts receivable, net	393.2	387.0
Other accounts receivable, net	78.0	95.1
Inventories, net	595.3	599.9
Assets held for sale	9.5	4.5
Prepaid expenses and other current assets	24.3	24.0
Total current assets	1,132.9	1,144.3

Investment in and advances to unconsolidated companies	39.9	22.2
Property, plant and equipment, net	1,191.6	1,256.4
Operating lease right-of-use assets	186.1	213.8
Goodwill	396.3	401.9
Intangible assets, net	33.2	33.3
Deferred income taxes	47.5	51.5
Other noncurrent assets	68.7	60.7
Total assets	$3,096.2	$3,184.1

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$476.0	$479.0
Current maturities of debt and finance leases	1.5	1.4
Current maturities of operating leases	38.6	48.6
Income taxes and other taxes payable	17.0	11.6
Total current liabilities	533.1	540.6

Long-term debt and finance leases	248.9	406.1
Operating leases, less current maturities	122.3	142.1
Retirement benefits	83.1	82.3
Other noncurrent liabilities	26.8	27.6
Deferred income taxes	75.2	72.7
Total liabilities	1,089.4	1,271.4
Commitments and contingencies
Shareholders' equity:
Preferred shares	—	—
Ordinary shares	0.5	0.5
Paid-in capital	605.0	597.7
Retained earnings	1,435.4	1,341.4
Accumulated other comprehensive loss	(50.4)	(43.3)
Total Fresh Del Monte Produce Inc. shareholders' equity	1,990.5	1,896.3
Noncontrolling interests	16.3	16.4
Total shareholders' equity	2,006.8	1,912.7
Total liabilities and shareholders' equity	$3,096.2	$3,184.1

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Fresh Del Monte Produce Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Year ended
	December 27, 2024	December 29, 2023
Operating activities:
Net income (loss)	$141.6	$(1.6)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	78.5	84.8
Amortization of debt issuance costs	0.5	0.5
Share-based compensation expense	6.9	9.9
Asset impairments	3.7	141.3
Change in uncertain tax positions	(1.0)	1.5
Gain on disposal of property, plant and equipment, net and subsidiary	(39.5)	(37.9)
Deferred income taxes	3.6	(3.8)
Gain on release of cumulative translation adjustment	—	(2.4)
Other, net	(6.6)	(1.3)
Changes in operating assets and liabilities:
Receivables	(9.8)	(19.3)
Inventories	(1.5)	64.7
Prepaid expenses and other current assets	(2.4)	1.7
Accounts payable and accrued expenses	11.2	(64.1)
Other noncurrent assets and liabilities	(2.7)	3.9
Net cash provided by operating activities	182.5	177.9

Investing activities:
Capital expenditures	(51.7)	(57.7)
Proceeds from sales of property, plant and equipment and subsidiary	74.4	119.9
Insurance proceeds received for damage to property, plant and equipment, net	5.7	—
Investments in and advances to unconsolidated companies	(8.0)	(5.3)
Other investing activities	—	(0.5)
Net cash provided by investing activities	20.4	56.4

Financing activities:
Proceeds from debt	620.4	590.5
Payments on debt	(776.3)	(730.3)
Distributions to noncontrolling interests	—	(17.9)
Purchase of redeemable noncontrolling interest	—	(5.2)
Share-based awards settled in cash for taxes	(0.9)	(0.8)
Dividends paid	(47.8)	(35.9)
Payment of deferred financing costs	(2.2)	—
Repurchase and retirement of ordinary shares	—	(11.8)
Other financing activities	(3.1)	(2.1)
Net cash used in financing activities	(209.9)	(213.5)
Effect of exchange rate changes on cash	5.8	(4.2)
Net (decrease) increase in cash and cash equivalents	(1.2)	16.6
Cash and cash equivalents, beginning	33.8	17.2
Cash and cash equivalents, ending	$32.6	$33.8

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Non-GAAP Measures

The Company's results are determined in accordance with U.S. generally accepted accounting principles (GAAP). Certain information presented in this press release reflects adjustments to GAAP measures such as amounts related to asset impairment and other charges, net, gain on disposal of property, plant and equipment, net, and subsidiary, and other product-related charges. These adjustments result in non-GAAP financial measures and are referred to in this press release as Adjusted gross profit, Adjusted gross margin, Adjusted operating income, Adjusted FDP net income (loss), and Adjusted diluted EPS. Management believes these adjustments provide a more comparable analysis of the underlying operating performance of the business.
This press release also includes non-GAAP measures such as EBITDA, Adjusted EBITDA, EBITDA margin, and Adjusted EBITDA margin. EBITDA is defined as net income (loss) attributable to Fresh Del Monte Produce Inc. excluding interest expense, interest income, provision (benefit) for income taxes, depreciation and amortization, and share-based compensation expense. Adjusted EBITDA represents EBITDA with additional adjustments for non-recurring items, including asset impairment and other charges (credits), net, gain on disposal of property, subsidiary and other product-related charges. EBITDA margin represents EBITDA as a percentage of net sales, and Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.
Adjusted gross profit, Adjusted operating income, Adjusted FDP net income (loss), and Adjusted EBITDA provide the Company with an understanding of the results from the primary operations of its business. The Company uses these metrics because management believes they provide more comparable measures to evaluate period-over-period operating performance since they exclude special items that are not indicative of the Company's core business or operations. These measures may be useful to an investor in evaluating the underlying operating performance of the Company's business because these measures:

1.Are used by investors to measure a company's comparable operating performance;
2.Are financial measurements that are used by lenders and other parties to evaluate creditworthiness; and
3.Are used by the Company's management for various purposes, including as measures of performance of its operating entities, as a basis of strategic planning and forecasting, and in certain cases as a basis for incentive compensation.

Because all companies do not use identical calculations, the Company's presentation of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the financial tables that accompany this release.

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	Fresh Del Monte Produce Inc. and Subsidiaries
	Non-GAAP Reconciliation
	(U.S. dollars in millions, except per-share amounts) - (Unaudited)

	Quarter ended
	December 27, 2024				December 29, 2023
	Gross profit	Operating income	Net income (loss) attributable to Fresh Del Monte Produce Inc.	Diluted EPS	Gross profit	Operating (loss) income	Net income (loss) attributable to Fresh Del Monte Produce Inc.	Diluted EPS
As reported	$68.7	$30.3	$20.4	$0.42	$62.5	$(113.4)	$(106.4)	$(2.22)
Adjustments:
Other product-related charges (credits) (1)	0.2	0.2	0.2	—	(6.3)	(6.3)	(6.3)	(0.13)
Asset impairment and other charges, net (2)	—	2.9	2.9	0.06	—	133.8	133.8	2.79
(Gain) on disposal of property, plant and equipment, net and subsidiary (3)	—	(16.3)	(16.3)	(0.33)	—	(2.1)	(2.1)	(0.04)
Other adjustments (4)	—	—	—	—	—	—	—	—
Tax effects of all adjustments and other tax-related items (5)	—	—	5.1	0.11	—	—	(7.2)	(0.15)
As adjusted	$68.9	$17.1	$12.3	$0.26	$56.2	$12.0	$11.8	$0.25

	Year ended
	December 27, 2024				December 29, 2023
	Gross profit	Operating (loss) income	Net income (loss) attributable to Fresh Del Monte Produce Inc.	Diluted EPS	Gross profit	Operating (loss) income	Net income (loss) attributable to Fresh Del Monte Produce Inc.	Diluted EPS
As reported	$357.9	$196.3	$142.2	$2.96	$350.7	$58.5	$(11.4)	$(0.24)
Adjustments:
Other product-related charges (credits) (1)	1.0	1.0	1.0	0.02	3.8	3.8	3.8	0.08
Asset impairment and other charges, net (2)	—	4.2	4.2	0.09	—	143.4	143.4	2.99
(Gain) on disposal of property, plant and equipment, net and subsidiary (3)	—	(42.9)	(42.9)	(0.89)	—	(40.4)	(40.4)	(0.84)
Other adjustments (4)	—	—	—	—	—	—	7.6	0.16
Tax effects of all adjustments and other tax-related items (5)	—	—	11.7	0.24	—	—	(1.3)	(0.03)
As adjusted	$358.9	$158.6	$116.2	$2.42	$354.5	$165.3	$101.7	$2.12

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	Fresh Del Monte Produce Inc. and Subsidiaries
	Segment Gross Profit Non-GAAP Reconciliation
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	December 27, 2024			December 29, 2023
	Fresh and value-added products	Banana	Other products and services	Fresh and value-added products	Banana	Other products and services
Gross profit (as reported)	$46.1	$14.0	$8.6	$22.0	$37.6	$2.9
Adjustments:
Other product-related charges (credits) (1)	0.2	—	—	(6.3)	—	—
Adjusted gross profit	$46.3	$14.0	$8.6	$15.7	$37.6	$2.9

Net Sales	$612.3	$356.8	$44.1	$582.8	$379.6	$46.2
Gross margin(a)	7.5%	3.9%	19.5%	3.8%	9.9%	6.3%
Adjusted gross margin(b)	7.6%	3.9%	19.5%	2.7%	9.9%	6.3%

	Year ended
	December 27, 2024			December 29, 2023
	Fresh and value-added products	Banana	Other products and services	Fresh and value-added products	Banana	Other products and services
Gross profit (as reported)	$243.3	$86.8	$27.8	$167.3	$163.3	$20.1
Adjustments:
Other product-related charges (1)	0.6	0.4	—	3.7	0.1	—
Adjusted gross profit	$243.9	$87.2	$27.8	$171.0	$163.4	$20.1

Net Sales	$2,606.9	$1,475.9	$197.4	$2,477.8	$1,638.2	$204.7
Gross margin(a)	9.3%	5.9%	14.1%	6.8%	10.0%	9.8%
Adjusted gross margin(b)	9.4%	5.9%	14.1%	6.9%	10.0%	9.8%

(a) Calculated as Gross profit as a percentage of net sales.
(b) Calculated as Adjusted gross profit as a percentage of net sales.

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Fresh Del Monte Produce Inc.

	Fresh Del Monte Produce Inc. and Subsidiaries
	Reconciliation of EBITDA and Adjusted EBITDA
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended		Year ended
	December 27, 2024	December 29, 2023	December 27, 2024	December 29, 2023
Net income (loss) attributable to Fresh Del Monte Produce Inc.	$20.4	$(106.4)	$142.2	$(11.4)
Interest expense, net	3.1	3.4	17.2	22.7
Income tax provision (benefit)	3.6	(6.8)	29.1	18.1
Depreciation & amortization	19.3	19.9	78.5	84.8
Share-based compensation expense	2.0	2.3	6.9	9.9
EBITDA	$48.4	$(87.6)	$273.9	$124.1

Adjustments:
Other product-related charges (credits) (1)	0.2	(6.3)	1.0	3.8
Asset impairment and other charges, net (2)	2.9	133.8	4.2	143.4
(Gain) on disposal of property, plant and equipment, net (3)	(16.3)	(2.1)	(42.9)	(40.4)
Other adjustments (4)	—	—	—	7.6
Adjusted EBITDA	$35.2	$37.8	$236.2	$238.5

Net sales	$1,013.2	$1,008.6	$4,280.2	$4,320.7

Net income margin(a)	2.0%	(10.5)%	3.3%	(0.3)%
(a) Calculated as Net income (loss) attributable to Fresh Del Monte Produce Inc. as a percentage of net sales.
EBITDA margin(b)	4.8%	(8.7)%	6.4%	2.9%
(b) Calculated as EBITDA as a percentage of net sales.
Adjusted EBITDA margin(c)	3.5%	3.7%	5.5%	5.5%
(c) Calculated as Adjusted EBITDA as a percentage of net sales.

(1)Other product-related charges (credits) for the quarter ended December 27, 2024, primarily consisted of $0.2 million of inventory write-offs related to flooding damage at melon farms in Costa Rica. Other product-related charges (credits) for the year ended December 27, 2024, also included $1.2 million of severance charges from the outsourcing of certain functions within our fresh and value-added operations and $1.0 million of additional logistic and inventory write-off expenses incurred as a result of Hurricane Beryl during July 2024, partially offset by $1.7 million of insurance recoveries, net of expenses, associated with the flooding of a production facility in Greece. Other product-related charges (credits) for the quarter ended December 29, 2023, primarily consisted of $6.9 million of insurance recoveries and recovery of inventory written-off due to severe flooding caused by heavy rainstorms in Greece during the third quarter of 2023, partially offset by inventory write-offs of $0.6 million as a result of reroutes of shipments impacted by conflict in the Red Sea. Other product-related charges (credits) for the year ended December 29, 2023, also included inventory write-off and clean-up costs of $8.4 million due to Greece flooding and $1.8 million of inventory write-offs primarily related to the sale of two distribution centers in Saudi Arabia.

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Fresh Del Monte Produce Inc.

(2)Asset impairment and other charges, net for the quarter ended December 27, 2024, primarily consisted of $1.5 million of impairment charges related to damaged and unused housing at farms in Costa Rica and a $1.4 million impairment charge related to goodwill in our vegetable reporting unit. Asset impairment and other charges, net for year ended December 27, 2024 also included $1.8 million of legal settlement charges, $0.5 million of reserves related to a potential liability arising from our third-party logistics operations (refer to Form 10-K for the year ended December 27, 2024 for further information on this matter), partially offset by $2.0 million of insurance recoveries associated with fire damage to a warehouse facility in South America during the fourth quarter of 2023. Asset impairment and other charges, net for the quarter ended December 29, 2023, primarily consisted of impairment charges of $109.6 million related to customer list and trade name intangible assets and building, land, and land improvements assets in North America, a $21.6 million impairment charge related to goodwill in our prepared foods reporting unit and $2.6 million of impairment charges related to low-yielding non-tropical fruit farms in Chile. Asset impairment and other charges, net for the year ended December 29, 2023, also consisted of $3.7 million of impairment charges related to low-yielding banana farms in the Philippines, $1.8 million of impairment charges due to low productivity grape vines in South America, $1.3 million of expenses, net of insurance reimbursements, incurred in connection with a cybersecurity incident which occurred during early 2023 and $1.1 million of impairment charges related to idle land in South America. The cybersecurity incident temporarily impacted certain of the Company's operational and information technology systems and resulted in incremental costs primarily related to the engagement of specialized legal counsel and other incident response advisors. The Company's critical operational data and business systems were promptly recovered and accordingly, the incident did not have a material impact on the Company's financial results for the year ended December 29, 2023.

(3)Gain on disposal of property, plant and equipment, net and subsidiary for the quarter ended December 27, 2024 primarily related to a $11.3 million gain on the sale of a Canadian distribution center, $4.3 million related to the sale of the operating assets of Fresh Leaf Farms, a North American subsidiary of Mann Packing in our fresh and value-added operations, and $0.5 million related to the sale of an administrative office in Central America. Gain on disposal of property, plant and equipment, net and subsidiary for the year ended December 27, 2024 also included a $14.7 million gain from the sale of two idle facilities in South America, a $7.7 million gain from the sale of a warehouse in South America and a $3.4 million gain from the sale of a warehouse in Europe. Gain on disposal of property, plant and equipment, net and subsidiary for the quarter ended December 29, 2023, mainly related to the sale of a carrier vessel. For the year ended December 29, 2023, gain on disposal of property, plant and equipment, net and subsidiary also included a $20.5 million gain on the sale of two distribution centers and related assets in Saudi Arabia, a $7.0 million gain on the sale of an idle facility in North America, a $3.8 million gain on the sale of the Company's plastics business subsidiary in South America, a $2.4 million gain on the sale of an additional carrier vessel and gains on the sales of land assets in South and Central America.

(4)Other adjustments for the year ended December 29, 2023, primarily related to portions of the gain on disposal of property, plant, and equipment, net and subsidiary which were attributable to a minority interest partner, reflected in net income (loss) attributable to redeemable and noncontrolling interests.

(5)Tax effects are calculated in accordance with ASC 740, Income Taxes, using the same methodology as the GAAP provision of income taxes. Income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for each jurisdiction in which such adjustments were incurred, except for those items which are non-taxable for which the tax provision was calculated at 0%. Certain non-GAAP adjustments were subject to valuation allowances and therefore were calculated at 0%.

Conference Call and Webcast Data

Fresh Del Monte will host a conference call and simultaneous webcast at 11:00 a.m. Eastern Time today to discuss the fourth quarter and full fiscal year 2024 financial results and to review the Company’s progress and outlook. The webcast can be accessed on the Company’s Investor Relations home page at https://investorrelations.freshdelmonte.com. The call will be available for re-broadcast on the Company’s website approximately two hours after the conclusion of the call for a period of one year.

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Fresh Del Monte Produce Inc.

About Fresh Del Monte Produce Inc.
Fresh Del Monte Produce Inc. is one of the world’s leading vertically integrated producers, marketers, and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa, and the Middle East. Fresh Del Monte Produce Inc. markets its products worldwide under the DEL MONTE® brand (under license from Del Monte Foods Corporation II Inc.), a symbol of product innovation, quality, freshness, and reliability for over 135 years. The company also markets its products under the MANN® brand and other related trademarks. Fresh Del Monte Produce Inc. is not affiliated with certain other Del Monte companies around the world, including Del Monte Foods, Inc., the U.S. subsidiary of Del Monte Pacific Limited, Del Monte Canada, or Del Monte Asia Pte. Ltd. Fresh Del Monte Produce Inc. is the first global marketer of fruits and vegetables to commit to the “Science Based Targets” initiative. In 2022, 2023, and 2024 Fresh Del Monte Produce was ranked as one of "American's Most Trusted Companies" by Newsweek based on an independent survey rating companies on three different touchpoints, including customer trust, investor trust, and employee trust. The company was also named a Humankind 100 Company for two consecutive years by Humankind Investments, which recognizes companies that substantially impact areas such as access to food and clean water, healthcare, and digital services. Fresh Del Monte Produce Inc. is traded on the NYSE under the symbol FDP.

Forward-looking Information

This press release and the related earnings call contain certain forward-looking statements regarding the intent, beliefs or current expectations of the Company. These statements include statements that are preceded by, followed by or include the words “believes”, “expects”, “anticipates”, “may” or similar expressions with respect to various matters. Specifically, this presentation and the earnings call contain forward-looking statements regarding the Company’s: focus on high-margin products that align with market demands and the Company’s business model; ability to solidify its position as a global leader of pineapples, including with respect to its pineapple varieties and related innovations; five-year growth strategy, as well as the Company’s strategy to build its fresh-cut program into a key profit center; ability to expand and diversify global sourcing through various partnerships; expectations regarding the banana segment, as well as the Company’s ability to penetrate the market; expectations regarding its ability as well as its timing to achieve compliance with FSMA 204; ongoing commitment to maximize the full utilization of its biomass, as well as the intended use and timing of such biofertilizers and the impact on the Company’s sustainability efforts; the impact of any potential international business on the business, as well as the Company’s ability to mitigate potential disruptions; ability to streamline operations and the impact that may have on its profitability and future growth; ability to generate value for shareholders; expectations regarding the Mann Packing business, and any impact on its profitability and financial condition; ongoing commitment to future growth, operational excellence and meeting evolving customer and consumer demands; future weather-related events on the Company’s business, and its ability to recover insurance proceeds, if any, to cover any damage or expenses; expectations for the tax rate; expected SG&A expenses, debt management, capital expenditures and cash flow in 2025 and expected segment results for the first six months of 2025. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The Company’s actual plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) ongoing elevated commodity and supply chain costs, (ii) the cost and other implications of changes in regulations applicable to the Company’s business, including potential domestic and international legislative or regulatory initiatives; (iii) ability to successfully execute on its strategic growth plans, including the use of biofertilizers and other technology, (iv) the impact of foreign currency fluctuations, (v) the impact of asset impairment or other charges, including those associated with exit activities, crop or facility damage or otherwise, (vi) the impact of any disruptions in the Company's supply chain, (vii) trends and other factors affecting consumer preferences, including customers’ reception of new product offerings and innovation, (viii) the impact of severe weather conditions and natural disasters, such as flooding, hurricanes, earthquakes, (ix) competitive pressures and ability to realize the full benefits of the inflation driven price increases implemented, (x) the impact of claims and adjustments proposed by the IRS or other foreign taxing authorities in connection with any tax audits and the Company’s ability to successfully contest such tax claims and pursue necessary remedies, (xi) damage to the Company’s reputation or brand names or negative publicity about the Company’s products, (xii) the Company’s ability to successfully manage the risks associated with international operations and (xiii) the adequacy of insurance coverage. In addition, these forward-looking statements and the information in this presentation and the earnings call are qualified in their entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s most recently filed Annual Report on Form 10-K. All forward-looking statements in this presentation are based on information available to us on the date hereof, and we assume no obligation to update such statements.

For information, contact:
Investors:
Christine Cannella
Vice President, Investor Relations
305-520-8433
Investors@freshdelmonte.com

Media:
Claudia Pou
Vice President, Global Head of Corporate Communications
Communications@freshdelmonte.com

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